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                                                                   EXHIBIT 10.26



                FIRST AMENDMENT TO MULTI-TENANT INDUSTRIAL LEASE
                                  (TRIPLE NET)


This FIRST AMENDMENT TO MULTI-TENANT INDUSTRIAL LEASE (TRIPLE NET) (the "FIRST AMENDMENT") is entered into as of September 1, 1997, by and between AEW/LBA ACQUISITION CO. II, LLC, a California limited liability company ("LANDLORD") and AURORA BIOSCIENCES CORPORATION, a Delaware corporation ("TENANT").


                                R E C I T A L S :


A. Landlord and Tenant entered into that certain Multi-Tenant Industrial Lease (Triple Net) dated April 7, 1997 (the "LEASE") for certain premises (the "ORIGINAL PREMISES") located within a multi-tenant industrial building located at 11010 Torreyana Road, La Jolla, California 92037. All terms not otherwise defined in this First Amendment shall have the same meanings as set forth in the Lease.

B. Tenant desires to expand the Original Premises to include all of the rentable square footage located on the second (2nd) floor of the Building (the "EXPANSION PREMISES").

C. Landlord and Tenant desire to amend the Lease to provide for the inclusion of the Expansion Premises into the Premises upon the terms set forth herein.


                               A G R E E M E N T :


NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EXPANSION PREMISES. Section 1.5 of the Summary is amended to include the Expansion Premises within the definition of the Premises.

2. MONTHLY OPERATING EXPENSE CHARGE. Section 1.6 of the Summary is amended to increase Tenant's Share from 67.73% to 100%.

3. RENT. Section 1.9 of the Summary is deleted and the following is substituted therefor:

   YEAR               ANNUAL BASE RENT                       MONTHLY BASIC RENT
   ----               ----------------                       ------------------
     1*                 $1,632,888.00                          $136,074.00**
     2                  $1,608,075.60                           $134,006.30
     3                  $1,732,848.90                           $144,404.08
     4                  $1,783,965.10                           $148,663.76
     5                  $1,838,165.70                           $153,180.48
     6                  $1,893,787.90                           $157,815.66
     7                  $1,949,169.70                           $162,430.81
     8                  $2,007,764.10                           $167,313.68
     9                  $2,067,911.70                           $172,325.98
    10                  $2,131,363.80                           $177,613.65
    11                  $2,194,759.20                           $182,896.60

*   Plus any partial month at the beginning of the Term.
** Notwithstanding the foregoing, Monthly Basic Rent for each of the months of October, November and December of 1997 shall be $34,074.00.

4. RIGHT OF FIRST REFUSAL. Tenant's right of first refusal under Section 1.4 of the Lease is deleted.

5. VERIFICATION OF RENTABLE SQUARE FEET OF PREMISES. Section 1.5 of the Lease is deleted. The parties stipulate that, for purposes of the Lease, the Premises and the Building contain 81,204 rentable square feet.

6. MANAGEMENT FEE. The Management Fee for the first two (2) years of the Term shall be Thirty-Eight Thousand Nine Hundred Seventy-Seven and 92/100 Dollars ($38,977.92). Thereafter, the Management Fee will be equal to two percent (2%) of the Annual Basic Rent, as otherwise set forth in Section 3.4 of the Lease.

7. LANDLORD'S REPAIR OBLIGATIONS. Section 11.3 of the Lease is amended by deleting clause (b) of the first sentence. Except as provided in Paragraph 8 below, Landlord is no longer responsible for



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the repair, maintenance or replacement of the plumbing, heating, ventilating, air conditioning, sprinkler or electrical systems within the Building.

8. TENANT'S REPAIR OBLIGATIONS. Tenant's obligations under Section 11.4 are amended to include the following items: plumbing, heating, ventilating, air conditioning, sprinkler and electrical systems within the Building (the "BASIC ELEMENTS"). Notwithstanding the foregoing, if any item of the Basic Elements cannot be repaired other than at a cost which is in excess of sixty percent (60%) of the cost of replacing such item of the Basic Elements (and the need for such repair is not the result of any act, neglect, fault or omission of Tenant or Tenant's Parties), then such item of the Basic Elements shall be replaced by Landlord at Landlord's initial cost, and Tenant shall pay Landlord as Tenant's prorata share thereof and as additional rent, each month during the remainder of the Term on the date on which Monthly Basic Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one (1), and the denominator of which is the number of months of the useful life of such replacement as such useful life is specified pursuant to Federal income tax regulations or guidelines for depreciation thereof (including interest on the unamortized balance as is then commercially reasonable in the judgment of Landlord and Tenant), with Tenant reserving the right to prepay its obligation at any time.

9. BROKERS. The provisions of Section 8 of the Lease concerning brokers applies to this First Amendment and the Expansion Premises.

10. CONSTRUCTION ALLOWANCE. The Construction Allowance under Paragraph 6 of the Work Letter Agreement is increased to Three Million Four Hundred Ten Thousand, Five Hundred Fifteen Dollars ($3,410,515.00).

11. SPECIFIC IMPROVEMENTS BY LANDLORD. Landlord will, at its sole cost, perform the following work in the Building: (i) remove the liebert air conditioning units in the computer room and repair any associated damage to the roof resulting therefrom; (ii) monocoat the steel beams in the Building as necessary;
(iii) cause the elevators and stairwells to comply with the Act (but without regard to any alterations to be made by Tenant); and (iv) improve the restrooms on the second (2nd) floor of the Building in accordance with Landlord's standard design criteria for the Building and in accordance with the Act.

12. SPECIFIC TENANT IMPROVEMENTS. Tenant shall, at its sole cost (but subject to reimbursement from the Construction Allowance), (i) be responsible for any cosmetic improvements to the elevator cabs, subject to Landlord's approval of the plans therefor and (ii) improve the lobby area of the Building, in accordance with plans approved by Landlord, concurrently with the construction of the Tenant Improvements.

13. CONTINUED EFFECTIVENESS OF LEASE. Except as provided herein, the Lease remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

        "TENANT"             AURORA BIOSCIENCES CORPORATION,
                             a Delaware corporation

                             By:    /s/   Deborah J. Tower
                                    Sr. Director, Finance and Administration


        "LANDLORD"           AEW/LBA ACQUISITION CO. II, LLC,
                             a California limited liability company

                             By:    LBA, Inc., a California corporation,
                                    its agent

                             By:    /s/   Phil Belling
                                    Principal

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